Exhibit 99.1

Contacts:

Tom Ward	317-685-7330	Investors
Ali Slocum	317-264-3079	Media

simon property group sells $1.25 BILLION of senior notes

INDIANAPOLIS, August 9, 2021 — Simon, a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell:

•	$550 million principal amount of its 1.375% senior notes due 2027, and

•	$700 million principal amount of its 2.250% senior notes due 2032.

Combined, the two new issues of senior notes have a weighted average term of 8.2 years and a weighted average coupon rate of 1.865%. The offering is expected to close on August 18, 2021, subject to customary closing conditions.

The Operating Partnership intends to use the net proceeds of the offering, along with cash on hand, to fund the planned optional redemption of its 2.350% notes due January 2022, 2.625% notes due June 2022 and 2.750% notes due February 2023 (plus, in each case, the applicable make-whole amount).

BofA Securities, Citigroup, RBC Capital Markets and TD Securities are serving as joint book-running managers of the public offering, which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission. Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: BofA Securities, Inc., 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attn: Prospectus Department, telephone: 1-800-294-1322 or email: dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146, or email: prospectus@citi.com; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attn: Transaction Management, telephone: 1-866-375-6829, facsimile: 212-658-6137, or e-mail: rbcnyfixedincomeprospectus@rbccm.com; or TD Securities (USA) LLC, 1 Vanderbilt Avenue, 12th Floor, New York, NY 10017, Attention: DCM Syndicate, telephone: 1-855-495-9846.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements made in this press release may be deemed "forward–looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward–looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained, and it is possible that the Company's actual results may differ materially from those indicated by these forward–looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: uncertainties regarding the impact of the COVID-19 pandemic and governmental restrictions intended to prevent its spread on our business, financial condition, results of operations, cash flow and liquidity and our ability to access the capital markets, satisfy our debt service obligations and make distributions to our stockholders; changes in economic and market conditions that may adversely affect the general retail environment; the potential loss of anchor stores or major tenants; the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; the intensely competitive market environment in the retail industry, including e-commerce; an increase in vacant space at our properties; the inability to lease newly developed properties and renew leases and relet space at existing properties on favorable terms; our international activities subjecting us to risks that are different from or greater than those associated with our domestic operations, including changes in foreign exchange rates; risks associated with the acquisition, development, redevelopment, expansion, leasing and management of properties; general risks related to real estate investments, including the illiquidity of real estate investments; the impact of our substantial indebtedness on our future operations, including covenants in the governing agreements that impose restrictions on us that may affect our ability to operate freely; any disruption in the financial markets that may adversely affect our ability to access capital for growth and satisfy our ongoing debt service requirements; any change in our credit rating; changes in market rates of interest; the transition of LIBOR to an alternative reference rate; our continued ability to maintain our status as a REIT; changes in tax laws or regulations that result in adverse tax consequences; risks relating to our joint venture properties, including guarantees of certain joint venture indebtedness; environmental liabilities; natural disasters; the availability of comprehensive insurance coverage; the potential for terrorist activities; security breaches that could compromise our information technology or infrastructure; and the loss of key management personnel. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in subsequent other periodic reports, but except as required by law, the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.